EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Fourth Quarter and Full Year 2020 Financial Results

Results for the Fourth Quarter of 2020

  Net income of $10.3 million, or $0.44 per common unit
  Adjusted EBITDA of $13.8 million and distributable cash flow of $11.3 million
  Quarterly cash distribution of $0.12 per unit
  Distribution coverage ratio of 3.98x, LTM distribution coverage ratio of 3.99x

OMAHA, Neb., Feb. 09, 2021 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the fourth quarter of 2020. Net income attributable to the partnership was $10.3 million, or $0.44 per common unit, for the fourth quarter of 2020 compared with net income of $10.4 million, or $0.44 per common unit, for the same period in 2019.

The partnership also reported adjusted EBITDA of $13.8 million and distributable cash flow of $11.3 million for the fourth quarter of 2020, compared with adjusted EBITDA of $13.3 million and distributable cash flow of $11.2 million for the same period in 2019. Distribution coverage was 3.98x for the three months ended December 31, 2020 as compared to 0.99x for the same period a year ago.

“Green Plains Partners achieved consistent financial results for its unitholders while continuing to reduce its debt,” said Todd Becker, president and chief executive officer. “With the recent sale of Green Plains Hereford and the announced sale of Green Plains Ord, we believe the partnership will continue to strengthen its balance sheet which accrues value to the unitholders as we work toward achieving our end goal of a debt free partnership.”

Full Year Highlights and Recent Developments

  On June 4, 2020, the partnership refinanced its debt facility into a $130.0 million term loan and a $5.0 million revolving credit facility, maturing December 31, 2021.
  On December 28, 2020, Green Plains Inc. closed on the sale of its Hereford, Texas ethanol plant. Correspondingly, the partnership’s storage and transportation assets affiliated with the location were sold to Green Plains Inc. for $10.0 million, along with the transfer of certain railcar leases. In accordance with the loan agreement, the proceeds were used to repay debt.
  On January 21, 2021, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.12 per unit, or approximately $2.8 million, for the fourth quarter of 2020. The distribution is payable on February 12, 2021, to unitholders of record at the close of business on February 5, 2021.
  On January 27, 2021, the partnership announced an agreement to sell its storage and transportation assets located at the Green Plains Inc. Ord, Neb. ethanol facility to Green Plains Ord LLC for $27.0 million, along with the transfer of certain railcar leases. In accordance with the loan agreement, the proceeds will be used to repay debt.

Results of Operations
Consolidated revenues increased $1.0 million for the three months ended December 31, 2020, compared with the same period for 2019. Storage and throughput services revenue increased $0.7 million due to an increase in the rate per gallon charged to Green Plains Trade beginning on July 1, 2020. Railcar transportation services revenue increased $0.3 million primarily due to an increase in average volumetric capacity provided and the average capacity fee charged of $0.4 million, offset by a decrease in railcar sublease revenue of $0.1 million. Trucking and other revenue increased $0.2 million due to an increase in volumes transported for Green Plains Trade. Terminal services revenue decreased $0.2 million as a result of a reduction in fees associated with minimum volume commitments.

Operations and maintenance expenses increased $0.4 million for the three months ended December 31, 2020, compared with the same period for 2019, primarily due to an increase in railcar lease expense as a result of higher average railcar lease rates. General and administrative expenses increased $0.2 million for the three months ended December 31, 2020, compared with the same period for 2019, primarily due to an increase in insurance expense.

During the fourth quarter of 2020, Green Plains Inc.’s average production utilization rate was approximately 75.7% of capacity. Ethanol throughput was 215.1 million gallons, which was below the contracted minimum volume commitment. As a result, the partnership charged Green Plains Trade $1.1 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against potential excess volumes in future periods. The cumulative minimum volume deficiency credits available to Green Plains Trade as of December 31, 2020 totaled $7.8 million. If these credits are unused by Green Plains Trade, $4.3 million will expire on June 30, 2021, $2.4 million will expire on September 30, 2021, and $1.1 million will expire on December 31, 2021. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Var.	2020	2019	% Var.
Product volumes
Storage and throughput services	215.1	240.1	(10.4)%	796.4	859.8	(7.4)%

Terminal services:
Affiliate	23.6	28.5	(17.2)	102.9	114.9	(10.4)
Non-affiliate	25.3	26.9	(5.9)	103.6	106.0	(2.3)
	48.9	55.4	(11.7)	206.5	220.9	(6.5)

Railcar capacity billed (daily average)	81.1	77.7	4.4	80.6	79.8	1.0

Liquidity and Capital Resources
Total liquidity as of December 31, 2020, was $7.5 million, including $2.5 million in cash and cash equivalents, and $5.0 million available under the partnership’s revolving credit facility. Total debt outstanding was $97.7 million, net of debt issuance costs.

Conference Call Information
On February 10, 2021, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss fourth quarter 2020 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 4376897. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of our equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of our equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of ultra-high protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,478	$261
Accounts receivable, including from affiliates	14,744	16,651
Other current assets	772	517
Total current assets	17,994	17,429
Property and equipment, net	32,119	37,355
Operating lease right-of-use assets	40,604	35,456
Other assets	14,603	15,413
Total assets	$105,320	$105,653

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
Accounts payable, including to affiliates	$4,399	$5,593
Operating lease current liabilities	11,506	13,093
Current maturities of long-term debt	97,739	132,100
Other current liabilities	5,438	5,026
Total current liabilities	119,082	155,812
Asset retirement obligations	2,865	2,500
Operating lease long-term liabilities	29,835	23,088
Total liabilities	151,782	181,400

Partners' deficit	(46,462)	(75,747)
Total liabilities and partners' deficit	$105,320	$105,653

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Var.	2020	2019	% Var.
Revenues
Affiliate	$20,183	$18,780	7.5%	$78,510	$75,531	3.9%
Non-affiliate	1,128	1,541	(26.8)	4,835	6,856	(29.5)
Total revenues	21,311	20,321	4.9	83,345	82,387	1.2
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	6,715	6,344	5.8	26,125	25,658	1.8
General and administrative	1,168	1,001	16.7	4,206	4,055	3.7
Depreciation and amortization	939	694	35.3	3,806	3,441	10.6
Total operating expenses	8,822	8,039	9.7	34,137	33,154	3.0
Operating income	12,489	12,282	1.7	49,208	49,233	(0.1)
Other income (expense)
Interest income	-	20	*	-	81	*
Interest expense	(2,331)	(1,986)	17.4	(8,513)	(8,310)	2.4
Other, net	-	(1)	*	-	14	*
Total other expense	(2,331)	(1,967)	18.5	(8,513)	(8,215)	3.6
Income before income taxes and income from equity method investee	10,158	10,315	(1.5)	40,695	41,018	(0.8)
Income tax expense	(46)	(76)	(39.5)	(212)	(220)	(3.6)
Income from equity method investee	176	151	16.6	664	681	(2.5)
Net income	$10,288	$10,390	(1.0)%	$41,147	$41,479	(0.8)%

Net income attributable to partners' ownership interests:
General partner	$206	$209	(1.4)%	$823	$830	(0.8)%
Limited partners - common unitholders	10,082	10,181	(1.0)	40,324	40,649	(0.8)

Earnings per limited partner unit (basic and diluted):
Common units	$0.44	$0.44	* %	$1.74	$1.76	(1.1)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,161	23,138		23,149	23,129

Supplemental Revenues Data:
Storage and throughput services	$12,513	$11,785	6.2%	$48,603	$47,140	3.1%
Rail transportation services	5,460	5,136	6.3	21,496	21,265	1.1
Terminal services	2,018	2,270	(11.1)	8,506	9,664	(12.0)
Trucking and other	1,320	1,130	16.8	4,740	4,318	9.8
Total revenues	$21,311	$20,321	4.9%	$83,345	$82,387	1.2%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net income	$41,147	$41,479
Noncash operating adjustments:
Depreciation and amortization	3,806	3,441
Distribution from equity method investee	1,000	-
Other	1,690	592
Net change in working capital	146	1,145
Net cash provided by operating activities	47,789	46,657

Cash flows from investing activities:
Purchases of property and equipment	(162)	(305)
Proceeds from the disposal of property and equipment	-	331
Disposition of assets	10,000	-
Net cash provided by investing activities	9,838	26

Cash flows from financing activities:
Payments of distributions	(19,800)	(45,098)
Net payments on revolving credit facility	(5,100)	(1,900)
Net payments on long-term debt	(27,000)	-
Payments of loan fees	(3,517)	-
Other	7	7
Net cash used in financing activities	(55,410)	(46,991)

Net change in cash and cash equivalents	2,217	(308)
Cash and cash equivalents, beginning of period	261	569
Cash and cash equivalents, end of period	$2,478	$261

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$10,288	$10,390	$41,147	$41,479
Interest expense	2,331	1,986	8,513	8,310
Income tax expense	46	76	212	220
Depreciation and amortization	939	694	3,806	3,441
Transaction costs	25	-	25	-
Unit-based compensation expense	81	80	320	319
Gain on the disposal of assets	-	-	-	(14)
Proportional share of EBITDA adjustments of equity method investee (1)	44	43	181	196
Adjusted EBITDA	13,754	13,269	54,204	53,951
Interest paid or payable	(2,331)	(1,986)	(8,513)	(8,310)
Income taxes paid or payable	(46)	(97)	(137)	(238)
Maintenance capital expenditures	(65)	(32)	(181)	(94)
Distributable cash flow (2)	$11,312	$11,154	$45,373	$45,309
Distributions declared (3)	$2,841	$11,280	$11,361	$45,109
Coverage ratio	3.98x	0.99x	3.99x	1.00x

(1) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(2) Distributable cash flow does not include adjustments for the principal payments on the term loan of $17.5 million and $30.0 million for the three and twelve months ended December 31, 2020, respectively.
(3) Distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Contacts
Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com